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                                                                    EXHIBIT 99

NEWS RELEASE


              [WRIT Logo] Washington Real Estate Investment Trust


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CONTACT:                                       6110 Executive Boulevard                                 Listed: NYSE
Larry E. Finger                                       Suite 800                                  Trading Symbol: WRE
Senior V.P. - C.F.O.                          Rockville, Maryland 20852                        Newspaper Quote: WRIT
Direct Dial: (301) 255-0820                       Tel  301-984-9400                                     www.writ.com
E-Mail:  lfinger@writ.com                          Fax 301-984-9610

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FOR IMMEDIATE RELEASE                                            August 22, 2000


                        WRIT SELLS CLAIRMONT SHOPPING CENTER


Washington Real Estate Investment Trust (WRIT) announced today that it has sold the Clairmont Shopping Center in Salisbury, Maryland for $3.0 million, resulting in a gain of approximately $1.6 million. The purchaser was a local developer who owns commercial properties in the Eastern Maryland and Southern Delaware areas.

Built in 1965, the one-story neighborhood center contains approximately 39,000 square feet of retail space and had been in the WRIT portfolio since 1976.

Edmund B. Cronin, Jr., WRIT's CEO, said that, "This sale is pursuant to our strategic plan to dispose of properties which do not fit our long-term objectives and are not located in the Washington-Baltimore Region. We are very pleased with the gain on this transaction and anticipate investing the proceeds in property with greater long-term investment potential. Commencing in 1998, this plan has resulted in the sale of eight properties for a total of $39.6 million, yielding a total gain of $18.2 million."

WRIT will utilize the proceeds of this sale in a tax-deferred exchange whereby WRIT re-invests the sales proceeds on a tax-free basis in another real estate property.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington-Baltimore region. The Trust owns a diversified portfolio of 56 properties consisting of 10 neighborhood retail centers, 22 office buildings, 15 industrial distribution properties and 9 apartment properties. WRIT shares are publicly traded on the New York Stock Exchange (symbol: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the inability to agree to terms on acceptable real estate property for reinvestment of the proceeds of this sale, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions and changes in general and local economic conditions.

                                      END